ETFMG Prime Mobile Payments ETF (IPAY)	ETFMG Alternative Harvest ETF (MJ)
ETFMG Treatments, Testing and Advancements ETF (GERM)	AI Powered Equity ETF (AIEQ)
Wedbush ETFMG Video Game Tech ETF (GAMR)	ETFMG Travel Tech ETF (AWAY)

January 4, 2023

Adjourned Joint Special Meeting of Shareholders: January 19, 2024

Dear Shareholder,

Representatives for the ETFMG Funds have been trying to contact you. We need your vote to pass the reorganization proposal. Even if you sold your shares after the September 8th, 2023, record date, you still have the right to vote.

If the reorganization of your ETFMG Fund(s) is not approved, your Board of Trustees will need to consider other options, including liquidating your ETFMG Fund(s).

Please follow instructions on the card provided or call our proxy solicitor, Morrow Sodali Fund Solutions, at 888-302-5506 between the hours of 10:00a.m. and 8:00p.m., Eastern time (Monday-Saturday). Please have your control number ready and they will assist you in casting your vote. The call will take less than two minutes.

Best regards,
Matthew Bromberg COO & General Counsel
ETF Managers Group, LLC.

ETFMG_IA_0104_OBO

ETFMG Prime Mobile Payments ETF (IPAY)	ETFMG Alternative Harvest ETF (MJ)
ETFMG Treatments, Testing and Advancements ETF (GERM)	AI Powered Equity ETF (AIEQ)
Wedbush ETFMG Video Game Tech ETF (GAMR)	ETFMG Travel Tech ETF (AWAY)

December 29, 2023

Adjourned Joint Special Meeting of Shareholders: January 19, 2024

Dear Shareholder,

Representatives for the ETFMG Funds have been trying to contact you. We need your vote to pass the reorganization proposal.

If the reorganization of your ETFMG Fund(s) is not approved, your Board of Trustees will need to consider other options, including liquidating your ETFMG Fund(s).

Please call our proxy solicitor, Morrow Sodali Fund Solutions, at 888-477-9611 between the hours of 10:00a.m. and 8:00p.m., Eastern time (Monday-Saturday).

Please have your reference number(s) ready and they will assist you in casting your vote.

REFERENCE NUMBER(S):

Best regards,
Matthew Bromberg COO & General Counsel
ETF Managers Group, LLC.

ETFMG_IA_1229_NOBO

Are you an MJ shareholder? Exercise your shareholder rights by participating in the MJ ETF's important vote—a true responsibility and privilege that comes with owning ETF shares.

How to Vote
Please follow instructions on the card you received by mail or call our proxy solicitor, Morrow Sodali Fund Solutions, at 888-302-5506 between the hours of 10:00 a.m. and 8:00 p.m., Eastern time (Monday-Saturday). Please have your control number ready and they will assist you in casting your vote. The call will take less than two minutes. Your active involvement is a testament to your commitment to the MJ ETF's future success.

Voting Deadline: January 19, 2024

Should you have any questions or need assistance, our dedicated investor relations team is here to assist you. Reach out to us at info@etfmg.com.

Carefully consider the Fund’s investment objectives, risk factors, charges, and expenses before investing. This and additional information can be found in the Fund’s prospectus, which may be obtained by calling 1-844-ETF- MGRS (1-800-889-1438), or by visiting www.etfmg.com/MJ. Read the prospectus carefully before investing.

Investing involves risk, including the possible loss of principal. Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the Fund. Brokerage commissions will reduce returns. Narrowly focused investments typically exhibit higher volatility. The possession and use of marijuana, even for medical purposes, is illegal under federal and certain states’ laws, which may negatively impact the value of the Fund’s investments. Use of marijuana is regulated by both the federal government and state governments, and state and federal laws regarding marijuana often conflict. Even in those states in which the use of marijuana has been legalized, its possession and use remains a violation of federal law. Federal law criminalizing the use of marijuana pre-empts state laws that legalizes its use for medicinal and recreational purposes. Cannabis companies and pharmaceutical companies may never be able to legally produce and sell products in the United States or other national or local jurisdictions.

The Fund’s investments will be concentrated in an industry or group of industries to the extent that the Index is so concentrated. In such event, the value of the Fund’s shares may rise and fall more than the value of shares of a fund that invests in securities of companies in a broader range of industries. The consumer staples sector may be affected by the permissibility of using various product components and production methods, marketing campaigns and other factors affecting consumer demand. Tobacco companies, in particular, may be adversely affected by new laws, regulations and litigation. The consumer staples sector may also be adversely affected by changes or trends in commodity prices, which may be influenced or characterized by unpredictable factors.

ETF Managers Group LLC is the investment adviser to the fund. Equbot LLC serves as the sub-adviser to the Fund.

The Fund is Distributed by ETFMG Financial, LLC, Member FINRA/SIPC. ETF Managers Group LLC and ETFMG Financial LLC are wholly owned subsidiaries of Exchange Traded Managers Group LLC (collectively, “ETFMG”). ETFMG is not affiliated with Prime Indexes.

The Fund is intended to be made available only to U.S. residents. Under no circumstances is any information provided on this website intended for distribution to or use by, or to be an offer to sell to or solicitation of an offer to buy the Fund or any investment product or service of, any person or entity in any jurisdiction or country, other than the United States, where such distribution, use, offer or solicitation would subject the Fund or its affiliates to any registration requirement or be unlawful under the securities laws of that jurisdiction or country.

ETFMG, 350 Springfield Ave, Ste. 200, Summit, NJ 07901, United States, (844) 383-6477 Unsubscribe Manage Preferences